Exhibit 10.1.

EXECUTION VERSION

PURCHASE AGREEMENT AND AMENDMENT TO LETTER AGREEMENT

This PURCHASE AGREEMENT AND AMENDMENT TO LETTER AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2010 by and among AEP Industries Inc., a Delaware corporation (the “Company”), KSA Capital Management, LLC, a Delaware limited liability company acting as investment manager or adviser to Sellers (as defined below) (“KSA Capital”), Daniel D. Khoshaba, managing member of KSA Capital (“Mr. Khoshaba”), KSA Capital, LLC, a Delaware limited liability company (“KSA Capital, LLC”), and KSA Capital Partners, LP, a Delaware limited partnership, and KSA Capital Fund, Ltd. an exempted company incorporated and existing under the laws of the Cayman Islands (together, “Sellers”).

WHEREAS, Sellers directly own shares of the issued and outstanding common stock, par value $0.01 per share, of the Company (“Company Shares”); and

WHEREAS, Sellers desire to sell, and the Company desires to purchase, free and clear of any and all Liens (as defined herein) an aggregate of 400,476 Company Shares with an aggregate purchase price as set forth herein; and

WHEREAS, the Company, Mr. Khoshaba, KSA Capital, KSA Capital, LLC and the Sellers have previously entered into that certain Letter Agreement, dated February 12, 2010 (the “Letter Agreement”), pursuant to which, among other things, the Company agreed to appoint Mr. Khoshaba as a director of the Company; and

WHEREAS, the Company, Mr. Khoshaba, KSA Capital, KSA Capital, LLC and the Sellers wish to amend the Letter Agreement in certain respects as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, convey, assign, transfer and deliver to the Company, and the Company agrees to purchase from Sellers, 400,476 Company Shares (the “Purchased Shares”), free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”).

Section 1.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company shall pay to Sellers (i) an aggregate of $10,916,625.25, representing the number of Company Shares at prices per share set forth on Schedule A hereto, and (ii) $8,009.52, which represents the Sellers’ aggregate brokerage commission costs associated with purchasing such shares (the “Costs”).

Section 1.3 Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by a party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

Section 1.4 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, on August 9, 2010 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, or at such other place, date or time as the parties may agree in writing (the “Closing Date”); provided that the Company’s obligations to consummate the transactions contemplated by this Agreement shall be conditioned on (a) no condition existing on the Closing Date which would prevent the Company from drawing funds under the Amended and Restated Loan and Security Agreement with Wells Fargo Bank N.A., successor to Wachovia Bank N.A, as a lender thereunder and as agent for the lenders thereunder, which was last amended and restated on October 30, 2008, as amended or otherwise modified through the date hereof, and (b) no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

Section 1.5 Closing Deliveries.

(a) At the Closing, in accordance with Section 1.2, the Company shall deliver or cause to be delivered to Sellers the following:

(i) on the Closing Date, a cash amount equal to the sum of $10,916,625 and $8,009.52, by wire transfer of immediately available funds to such account(s) as KSA Capital, on behalf of Sellers, has specified in writing prior to the Closing Date; and

(b) At the Closing, Sellers shall deliver or cause to be delivered to the Company the following:

(i) certificates representing the Purchased Shares, duly and validly endorsed or accompanied by stock powers duly and validly executed in blank or appropriate evidence that the Purchased Shares have been transferred to an account of the Company and in each case sufficient to convey to the Company good, valid and marketable title in and to such Purchased Shares, free and clear of any and all Liens; and

(ii) a letter, signed by Mr. Khoshaba, stating that he is resigning from the Board of Directors of the Company (the “Board”) effective as of the Closing Date.

ARTICLE II

COVENANTS

Section 2.1 Standstill; Continuation of Letter Agreement Provisions.

(a) During the period beginning on the date hereof and ending on the date of the Company’s 2011 Annual Meeting of Stockholders, or any adjournment or postponement thereof (the “2011 Annual Meeting”), none of Sellers, KSA Capital, Mr. Khoshaba or any of their Affiliates shall acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, (i) additional Voting Securities (as defined in Section 5.3 of this Agreement), or (ii) direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) additional Voting Securities.

(b) Notwithstanding Mr. Khoshaba’s resignation from the Board, the provisions of Paragraphs 4, 5 and 9 of the Letter Agreement related to KSA Capital, Mr. Khoshaba, KSA Capital, LLC, the Sellers and their Affiliates shall continue to apply to KSA Capital, Mr. Khoshaba, the Sellers, KSA Capital, LLC, and their Affiliates and to be in full force and effect through the date of the 2011 Annual Meeting, as if Mr. Khoshaba were one of the Company’s nominees for director at the 2011 Annual Meeting and continued to serve on the Board through the date that is one day after the date of the 2011 Annual Meeting.

Section 2.2 Public Announcement; Public Filings.

(a) Upon execution of this Agreement, the Company shall issue a press release (in substantially the form attached hereto as Exhibit A). No party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby that is inconsistent with, or are otherwise contrary to, the statements in the press release.

(b) Promptly following the date hereof, KSA Capital will cause to be filed with the Securities and Exchange Commission an amendment to its Schedule 13D relating to the Company, as amended through July 28, 2010, disclosing entry into this Agreement. Prior to filing of the amendment, KSA Capital will provide the Company and its counsel a reasonable opportunity to review and comment upon such amendment. Promptly after the date of this Agreement, Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba will file any reports required to be filed, which have not previously been filed, under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder.

Section 2.3 Confidentiality. Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba shall not disclose and shall maintain the confidentiality of (and shall cause their respective Affiliates, directors, officers and employees to not disclose and to maintain the confidentiality of) any non-public information which relates to the business, legal or financial affairs of the Company (the “Confidential Information”). Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba shall use at least the same degree of care to safeguard and to prevent the disclosure, publication or dissemination of the Confidential Information as they respectively employ to avoid unauthorized disclosure, publication or dissemination of their own information of a similar nature, but in no case less than reasonable care. Promptly after the date of this Agreement, Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba will promptly return to the Company, or destroy, all hard copies of the Confidential Information and permanently erase or delete all electronic copies of the Confidential Information in their or any of their Affiliate’s possession or control (and, upon the request of the Company, shall certify to the Company that such Confidential Information has either been returned or destroyed, erased or deleted, as the case may be). In the event that a Seller, KSA Capital, KSA Capital, LLC or Mr. Khoshaba (or any Affiliate, director, officer or employee) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Sellers, KSA Capital, KSA Capital, LLC or Mr. Khoshaba shall (a) notify the Company promptly so that the Company may seek a protective order or other appropriate remedy and (b) cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. In the event that no such protective order or other remedy is obtained, the applicable party shall disclose to the Person compelling disclosure only that portion of the Confidential Information which such party is advised by counsel is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

SELLERS, KSA CAPITAL, KSA CAPITAL, LLC AND MR. KHOSHABA

Each of Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba hereby makes, jointly and severally with respect to each other such party, the following representations and warranties to the Company:

Section 3.1 Existence; Authority. Each of Sellers, KSA Capital, LLC and KSA Capital is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba has all requisite competence, power and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 3.2 Enforceability. This Agreement has been duly and validly executed and delivered by each of Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes, a legal, valid and binding obligation of each of Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba, as applicable, enforceable against each such Person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 3.3 Ownership. Each Seller is the sole record and beneficial owner of the Purchased Shares set forth opposite its name on Schedule B hereto, free and clear of any and all Liens. Each Seller has full power and authority to transfer full legal ownership of its respective Purchased Shares to the Company, and no Seller is required to obtain the approval of any Person or governmental agency or organization to effect the sale of the Purchased Shares. The entire direct or indirect beneficial ownership of Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba or any of their respective Affiliates in the Company is 1,355,743 Company Shares, prior to giving effect to the sale of the Purchased Shares.

Section 3.4 Purchased Shares. The number of Shares and prices per Shares set forth on Schedule A hereto accurately reflect the number of Shares and purchase price per Share that the Sellers paid for the Purchased Shares. The Costs represent brokerage commissions paid by the Seller in connection with purchasing the Purchased Shares.

Section 3.5 Good Title Conveyed. The stock certificates and stock powers executed and delivered by Sellers at the Closing or book entry transfer instructions given by Sellers will be valid and binding obligations of Sellers, enforceable in accordance with their respective terms, and effectively vest in the Company good, valid and marketable title to all Purchased Shares, free and clear of any and all Liens.

Section 3.6 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of any Seller, KSA Capital, KSA Capital, LLC or Mr. Khoshaba, threatened against such party that could impair the ability of any of Sellers, KSA Capital, KSA Capital, LLC or Mr. Khoshaba to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.7 Other Acknowledgments.

(a) Each of Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba hereby represents and acknowledges that it or he is a sophisticated investor and that it or he knows that the Company may have provided such Person with material Confidential Information, or refrained from providing such Person with material Confidential Information, concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to Sellers’ decision to sell the Purchased Shares or otherwise materially adverse to Sellers’ interests. Each of Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba acknowledges and agrees that the Company shall have no obligation to disclose to it or him any such information and hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against the Company and its Affiliates, officers, directors, employees, agents and representatives based upon, relating to or arising out of the disclosure or nondisclosure of such information or the sale of the Purchased Shares hereunder.

(b) Each of Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba further represents that it or he has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon the Company, made its or his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, none of Sellers, KSA Capital, KSA Capital, LLC or Mr. Khoshaba is relying on the Company (or any agent or representative thereof). Each of Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. Each of Sellers, KSA Capital, KSA Capital,

LLC and Mr. Khoshaba acknowledges that neither the Company nor any of its directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(c) Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba are “accredited investors” as defined in Rule 501 promulgated under the Securities Act. The sale of the Purchased Shares by Sellers (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties Sellers:

Section 4.1 Existence; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 4.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba, as applicable, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 4.3 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against such party that could impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.4 Section 16 Matters. The Board has adopted a resolution to exempt the purchase and sale of the Purchased Shares, as contemplated hereby, from Section 16(b) of the Exchange Act by virtue of Rule 16b-3(e) thereunder.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

Section 5.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

If to the Company:

AEP Industries Inc.

125 Phillips Avenue

South Hackensack, New Jersey 07606

Attn: Paul Feeney

Fax: (201) 807-6801

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: Richard J. Grossman

         Sal Guerrera

Fax: (212) 735-2000

If to any Seller, KSA Capital, KSA Capital, LLC or Mr. Khoshaba:

KSA Capital Management, LLC

4 Essex Avenue, 4th Floor

Bernardsville, NJ 07924

Attn: Daniel D. Khoshaba

Phone: (908) 766-3331

Fax: (908) 766-4738

With a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attn: David R. Mullé, Esq.

Phone: (212) 574-1200

Fax: (212) 480-8421

Section 5.3 Certain Definitions. As used in this Agreement, (a) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date hereof; (b) the term “Voting Securities” shall mean the Company Shares and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, securities of the Company entitled to vote in the election of directors, whether or not subject to the passage of time or other contingencies; (c) the Company, KSA Capital, KSA Capital, LLC, Mr. Khoshaba and each Seller will be referred to herein individually as a “party” and collectively as “parties;” and (d) the term “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure

Section 5.4 Specific Performance. The Company, on the one hand, and Sellers, KSA Capital, KSA Capital, LLC and Mr. Khoshaba, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 5.5 Third Parties. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Person.

Section 5.6 No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 5.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 5.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that, this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 5.9 Entire Agreement; Amendments. This Agreement (including any Schedules and Exhibits hereto) and the Letter Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and, this Agreement and the Letter Agreement, as amended by this Agreement, supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.10 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.

Section 5.12 Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Delaware for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.

Section 5.13 Counterparts; Facsimile. This Agreement may be executed by the parties hereto in separate counterparts (including by fax, .jpeg, .tiff and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 5.14 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.15 Interpretation. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

AEP INDUSTRIES INC.

By:	/s/ Paul M. Feeney
	Name:	Paul M. Feeney
	Title:	Chief Financial Officer

KSA CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel D. Khoshaba
	Name:	Daniel D. Khoshaba
	Title:	Managing Member

/s/ Daniel D. Khoshaba
Daniel D. Khoshaba

[Purchase Agreement]

KSA CAPITAL PARTNERS, LP
By:	KSA Capital LLC, its General Partner

By:	/s/ Daniel D. Khoshaba
	Name:	Daniel D. Khoshaba
	Title:	Managing Member

KSA CAPITAL FUND, LTD.

By:	/s/ Daniel D. Khoshaba
	Name:	Daniel D. Khoshaba
	Title:	Director

KSA CAPITAL, LLC

By:	/s/ Daniel D. Khoshaba
	Name:	Daniel D. Khoshaba
	Title:	Managing Member

[Purchase Agreement]

SCHEDULE A

Purchased Shares

Number of Shares	Price per Share
1,200	31.72
1,800	31.46
200	31.72
300	35.10
900	35.00
300	34.90
6,210	34.68
300	34.95
2,000	34.90
1,800	34.98
31,735	38.45
2,900	34.05
15,843	32.69
3,400	32.99
200	33.15
1,200	30.62
1,300	27.88
100	28.05
600	28.02
300	26.36
700	26.63
500	26.82
700	26.81
14,068	27.00
800	27.54
15,569	27.96
8,725	27.38
16,168	27.06
1,700	27.28
15,568	27.34
1,300	27.50
1,400	27.54
200	27.51
900	29.10
500	28.78
100	28.85
1,000	28.05

A-1

Number of Shares	Price per Share
4,000	27.45
500	27.07
4,800	26.52
22,068	25.11
14,468	25.91
14,968	26.94
1,500	27.12
1,300	26.99
1,400	25.92
400	26.28
300	25.96
16,100	24.39
26,400	23.60
3,300	24.10
18,768	23.35
3,500	23.42
9,800	23.77
22,600	25.08
900	24.91
1,900	26.11
3,900	26.36
200	25.63
1,500	25.80
2,200	25.31
600	25.36
9,600	24.07
900	23.12
9,400	23.93
9,200	23.91
800	24.79
10,391	24.84
19,927	24.91
6,200	25.07
900	25.95
600	27.28
2,700	28.27

A-2

SCHEDULE B

Name of Seller	Number of Purchased Shares Beneficially Owned by Seller
KSA CAPITAL PARTNERS, LP	166,374
KSA CAPITAL FUND, LTD.	234,102

866568-New York Server 4A - MSW

B-1

EXHIBIT A

AEP Industries Inc. Agrees to Repurchase Shares from KSA Capital Management, LLC

Daniel Khoshaba Steps Down from the Board of Directors

SOUTH HACKENSACK, N.J. and NEW YORK, N.Y., August 5, 2010. AEP Industries Inc. (Nasdaq: AEPI, the “Company”) and KSA Capital Management, LLC (“KSA Capital”) today announced they have entered into an agreement whereby the Company will repurchase 400,476 shares of its common stock (or approximately 6.0% of the outstanding) from investment funds affiliated with KSA Capital in a privately negotiated transaction at an aggregate purchase price of $10.92 million, or approximately $27.26 per share, plus brokerage commissions. The purchase price per share represents a discount of 4.8% to yesterday’s closing price of the Company’s common stock.

The repurchase, which is expected to close in the next several days, will reduce KSA Capital’s beneficial ownership of the Company’s common stock from approximately 20.3% to approximately 15.2% (after giving effect to the share repurchase). KSA Capital and its affiliates have agreed to continue their existing standstill restrictions, and to not purchase additional shares of the Company, through the Company’s 2011 Annual Meeting of Stockholders.

The Company also announced that, effective upon the purchase of KSA Capital’s shares, Mr. Daniel Khoshaba, the managing member of KSA Capital, will resign from the Board of Directors of the Company because he determined that his responsibilities to the investors in KSA Capital may create a potential conflict with his responsibilities as a director of the Company.

Brendan Barba, Chairman and Chief Executive Officer of the Company, commented, “Over the last several months, Mr. Khoshaba has been a valuable member of AEP Industries’ Board of Directors and we appreciate his contribution to the Company.”

Daniel Khoshaba, the managing member of KSA Capital, commented, “KSA Capital believes in the long term value of AEP Industries and we are excited about its future prospects.”

The Company’s Board of Directors authorized a $6.5 million increase to its previously-announced $10 million stock repurchase program to allow for the repurchase of shares from KSA Capital. After giving effect to the repurchase of KSA Capital’s shares and previous repurchases made under the stock repurchase program, the Company will have repurchased approximately $15.7 million under the program.

866568-New York Server 4A - MSW

EX A-1

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, resin availability, new operating system, cash flow guidance and market conditions, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended October 31, 2009 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

EX A-2